Exhibit 6.4

DIGITAL NICHE AGENCY

CONSULTING SERVICES ENGAGEMENT AGREEMENT

PROPOSAL OF SERVICES

SCOPE OF WORK

Name	Price	Term (Months)	Subtotal
One-Time Services
8 Point Digital Marketing Plan:	$7,500.00	1	$7,500.00
Rate: $7,500
Term: 1 Months
1. Industry Analysis
2. Competitor Marketing Audit
3. Target Market Profiles
4. Channel Recommendations
5. Creative Plan
6. Strategic Partnership Map and Messaging
7. Projections - Budgets, Timeline, Metrics
8. Activation Summary
Delivered as PPT Presentation
			$7,500.00
Live Campaign Services
Campaign Retainer:	$2,000.00	3	$6,000.00
Rate: $2,000
Term: 3 Months
Team Dynamic, Strategy, Consulting, Management & Reporting
Media Management:	$0.00	3	$0.00
Rate: TBD
Term: 3 Months
● Coordinate creative assets
● Perform Planning on qualified ad networks
● Manage Ad vendor/platform relationships
● Submit insertion orders for ad placements
● Monitor campaign performance and optimization strategy weekly
● Manage reporting process back to COMPANY
● Provide recommendations to COMPANY to scale ad performance
Month 1 deliverables begin after 1-week setup and total spend will catch-up in later months of the campaign
DNA’s Media Management services are: 20% of the Total Monthly Digital Media Spend
Content Marketing:	$0.00	3	$0.00
Rate: TBD
Term: 3 Months
● Social: 3 weekly posts on 3 channels
● Email: Weekly Blast & 2 Drip Funnels
● Long-Form: Bi-Weekly Blog, Monthly Webinar, and Press Release
Month 1 deliverables begin after 2-week setup.
Deliverables are met when submitted. Client has one week for edits.
Strategic Outreach:	$0.00	3	$0.00
Rate: TBD
Term: 3 Months
● Campaign management
● LinkedIn Outreach: 30-50 connection requests per day (M-F), 3 messages per contact
● Copywriting
Declined Services:	$0.00	0	$0.00
● N/A
			$6,000.00
Section Name
Media Spend	$0.00	0	$0.00
Digital Media Spend
On Client’s Card: Y
Price: TBD
Clients actual investment into the direct cost of media
			$0.00
	Total Cost (All Services)		$13,500.00

Payment Schedule of Services

Term	Payment	Services Covered		Payment Schedule
Month 1	$9,500	●	Campaign Retainer	This payment will be processed
		●	8 Point Digital Marketing Plan	the same day this agreement is signed.

Month 2		●	Campaign Retainer	This payment will be processed
		●	Media Management (TBD)	30 days after this agreement is signed.
		●	Content Marketing (TBD)
		●	Strategic Outreach (TBD)

Month 3		●	Campaign Retainer	This payment will be processed
		●	Media Management (TBD)	60 days after this agreement is signed.
		●	Content Marketing (TBD)
		●	Strategic Outreach (TBD)

Month 4		●	Campaign Retainer	This payment will be processed
		●	Media Management (TBD)	90 days after this agreement is signed.
		●	Content Marketing (TBD)
		●	Strategic Outreach (TBD)

Payments are considered Past Due 3 days after the due date. Past due invoices will be charged a late fee of 1% per day over the contracted actual billing period. After 30 days of default this account will considered delinquent. Delinquent accounts will be reported to the tax bureau and sent to collections. Except as otherwise provided herein, the Maker shall pay all costs of collection, including reasonable attorneys’ fees.

ENGAGEMENT TERMS & CONDITIONS

THIS CONSULTING SERVICES ENGAGEMENT AGREEMENT

(hereinafter “Agreement”) is made and entered into as of this 07/13/2023                     by and among

(Business name)	NileBuilt, Corp
(Type of business)	Development Company
located at	4521 Campus Dr., Unit 145

(hereinafter as the “Client”), and by and among Digital Niche Agency, Inc. (DNA), a California corporation with its principal place of business located at 475 Washington Blvd, Marina Del Rey, CA 90292 (hereinafter “Consultant”).

1. Consulting Services. Consultant shall furnish the Client with its best advice, information, judgment, and knowledge in performing the services set forth more fully within the Scope of Work, which is attached hereto and incorporated herein by reference (See Proposal of Services above). Consultant makes no warranties nor guarantees with respect to any of its services herein and/or the results associated with Client’s campaign objectives as the Client’s input, direction and timely responsiveness are all critical to the successful completion the Consultant’s engagement herein, the Client understands and acknowledges that its full cooperation herein is essential to successful outcomes and Consultant’s performance herein is contingent thereon.

2. Term. The Term of this Agreement is set forth in the Scope of Work, which is attached hereto and incorporated herein by reference (See Proposal of Services above).

3. Scope of Work. The Scope of Work is attached hereto and incorporated herein by reference (See Proposal of Services above).

4. Compensation. For all services that Consultant is agreeing to perform herein, and in consideration thereof, the Client agrees to pay Consultant in accordance with the Budget set forth in the Proposal of Services which is attached hereto and incorporated herein by reference (See Proposal of Services above). Client agrees to pay for the services herein by way of payments via ACH debit payment.

(A) Fees on payments. There will be no fees associated with payments made through ACH, whereas Client agrees to pay an additional 3% for credit card transactions. Exhibit A, which is attached hereto and incorporated herein by reference, is a Payment Authorization form which Client must fill-out and correctly complete in order to start services and insure timely payments to Consultant by way of debits from Client’s bank account as agreed to herein.

(B) Frequency of payments. Client will be responsible for making payments which will be set up on a thirty (30) day billing cycle from the date this Agreement is signed. These payments will be automatically deducted in accordance with the Fee Payment Schedule (See Proposal of Services above) based upon Client’s payment preference as set out in Exhibit A, the Payment Authorization form.

(C) Pauses or cancellations of payments. Client may pause or cancel payments by contacting Digital Niche Agency at least seven (7) days prior to the scheduled billing date.

(D) Overage and underage on budgeted amounts. Any overages and underage’s on the Client’s media budget shall be balanced and corrected throughout the remaining Term of the Agreement. Each payment shall be deemed earned upon receipt and shall not, under any circumstances, be refundable.

(E) Early termination of Agreement. In the event of an early termination of this Agreement for any reason other than Client’s good cause, as set forth more fully in paragraph six (6) infra, Consultant shall be entitled to payment from Client in an amount equal to twenty percent (20%) of any remaining fee still owing Consultant for any uncompleted services still remaining during the Term. Said Client payment shall be made via Client’s bank information.

(F) Auto renewal of services. Services will auto-renew if the Agreement is not terminated.

Initial by client: S.L. (By your initial hereto, you are acknowledging that you understand, and voluntarily agree to the compensation terms set forth herein above.)

5. Confidential Business Information. Consultant agrees to keep Client’s Confidential Business Information in the strictest of confidence. Consultant shall continue to do so, except as may be necessary to perform its duties hereunder, or as may otherwise be required by law, during the term of this Agreement and for a period of one (1) year thereafter.

(A) “Confidential Business Information” shall mean any nonpublic information of a competitively sensitive or personal nature and which Client identifies in writing to Consultant as such, which is acquired by Consultant in connection with performing services for the Client. Such information may include (without limitation) oral and written information concerning the Client’s financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, processes, account invoices, oral or written customer information, and personnel information.

(B) Reporting Documentation. Upon successful performance pursuant to this Agreement, Consultant is hereby given unqualified consent and permission by Client to feature, publish, promote, and/or share with others Client’s campaign metrics in Case Study documents and other promotional materials. Client may withdraw this consent and permission at any time, in writing to Consultant, and request removal of any references to Client’s name in such Case Study documents and other promotional materials.

6. Termination. This Agreement may be prematurely terminated by the Client upon five (5) days advanced written notice to Consultant for any reason and without cause. If the Agreement is prematurely terminated by the Client, Client shall not be entitled to a refund of any amounts already paid to Consultant, and further, Client shall also be responsible for payment to Consultant in accordance with paragraph 4(E) above. Consultant may terminate this Agreement for “Good Cause” in the event Client breaches any of the terms of this Agreement and/or Client fails to cooperate with Consultant thereby affecting in any way Consultant’s performance herein. Further, this Agreement may be terminated in the event a breaching party fails to cure a breach within five (5) days after receipt of notice of such breach. In addition, this Agreement shall terminate automatically under its own terms herein when the scope of work as described in paragraph 3 (Scope of Work) above has been completed.

7. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

8. Binding Arbitration of all and all disputes. By signing below, the Parties agree that any and all disputes between them regarding construction, application and/or performance of any obligations under this Agreement and any claim arising out of and/or relating thereto and/or its breach, including, but not limited to, claims for breach of contract, negligence, misrepresentation, fraud, and disputes regarding fees, refunds and/or reimbursement of expenses arising under this Agreement shall be submitted to binding arbitration with an agreed-upon independent private mediation/arbitration service or tribunal specializing in contract issues, such as ADR Services, JAMS/EnDispute or Judicate West, to be heard by a single Arbitrator, upon the written request of either Party after the service of that request on the other Party. If the Parties cannot agree upon the selection of an individual arbitrator, then the appointed administrative case manager of the arbitration tribunal shall select the Arbitrator.

(A) The Parties agree to equally split any required pre-arbitration hearing fees, costs, and expenses; with the prevailing Party in any such proceeding entitled to reimbursement of their share of any pre-arbitration hearing fees, costs and expenses or any other fees, costs and expenses incurred by the prevailing Party in connection therewith.

(B) The Parties shall each have the right of discovery in connection with any arbitration proceeding in accordance with California Code of Civil Procedure, Section 1283.05.

(C) Any Award of Arbitrator and reimbursement of fees, costs and out-of-pocket expenses including reasonable attorneys’ fees, incurred by the prevailing Party will then be confirmed as Judgment by Los Angeles Superior Court and enforced in accordance therewith

(D) Venue and jurisdiction for any binding arbitration or any other legal proceeding in connection with this Agreement shall be in the County of Los Angeles, State of California.

Initial by Client	S.L.	Initial by Consultant:

By signing their initials above, the Parties hereby acknowledge, warrant, and represent that they have been given a reasonable opportunity to consider this provision and consult with their own independent legal counsel and in agreeing to the provisions of this Section, are knowingly and voluntarily waiving substantive legal and due process rights afforded them under applicable state and federal law.

9. Intellectual Property.

(A) All work and services hereunder are considered a “work-made-for-hire” specially ordered or commissioned by Client with Client being deemed the sole author of such work and owner of all such results and proceeds. If for any reason the work or services provided under this Agreement are deemed not to be a work for hire, then Consultant hereby transfers and assigns all rights, ownership and interest in the work and services (including all results and proceeds) to Client, including all interest in the copyrights in the work and services, and in any other intellectual property or moral rights in the Work. Client shall have no obligation to use the results and proceeds from this Agreement in any manner at any time.

(B) Additionally, Consultant agrees to execute any documentation necessary to ensure such intellectual property rights are granted to Client. Notwithstanding the foregoing any failure of Consultant to execute any such documents shall not affect any of the rights granted herein to Client. In that regard, Consultant hereby grants Client the right, as attorney-in-fact, to execute, acknowledge and record any and all such documents.

(C) Client represents, guarantees, and warrants to Consultant that:

(1) That in performing under this Agreement, Client will not violate the terms of any agreement with any third party nor violate any laws, statutes, regulations, and/or ordinances of the United States and/or the State of California; and

(2) Any content, materials, work product and/or “writings” as defined by California Evidence Code, Section 250, provided to Consultant by Client, do not and will not infringe upon, violate, and/or misappropriate any patent, copyright, trade secret, trademark, contract, and/or any other publicity right, privacy right, and/or proprietary right of any third party; and

(3) Client will not, at any time during the term of this Agreement, misappropriate, unlawfully use, and/or infringe upon any and all intellectual property rights belonging to any and all third parties, including but not limited to infringement of any copyright, trademark, patent and/or trade secrets belonging to a third party.

10. Defense and Indemnity. Each Party shall fully defend, indemnify and hold the other Party and their respective officers, employees, agents, heirs, successors, assigns and licensees harmless from any and all claims, actions and/or proceedings, and any and all resulting losses, damages, costs and expenses (including reasonable attorneys’ fees) arising from any claim, action and/or proceeding based upon or in any way related to the other Party’s breach or alleged breach of any representation, warranty or covenant in this Agreement, and/or from any acts and/or omissions of the other Party allegedly giving rise to such claims, actions and/or proceedings. A Party shall timely tender its defense and demand indemnification to the other Party, in writing, within not more than thirty (30) days after the tendering Party has received notice of any claims, actions and/or proceedings giving rise to a defense and indemnity pursuant to this Agreement.

11. Binding Agreement. The rights and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon their respective heirs, successors and/or assigns.

12. Relationship of Parties. The Consultant is an independent contractor. Both parties acknowledge and agree that Consultant’s engagement hereunder is not exclusive and that either Party may provide to, or retain from, others similar such services provided that it does so in a manner that does not otherwise breach this Agreement. Neither Party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts, or liabilities for the other.

13. Notices. Save and except the operational communications between Client and Consultant referenced in the Proposal of Services, which is attached hereto and incorporated herein by reference, any other notices and/or other communications required and/or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, three (3) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by email with confirmation to the recipient at the following addresses:

If to the Client:

Company Name:	NileBuilt, Corp
Attn:	Scott Long
Mailing Address:	4521 Campus Dr., Unit 145
Email:	scott.long@nilebuilt.com

If to the Consultant:

Digital Niche Agency, Inc. (DNA)
Attn: Ted Horton-Billard, General Counsel
475 Washington Blvd, Marina Del Rey, CA 90292
Email: thortonbillard@aol.com

14. Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and the waiver by a Party of any single remedy shall not constitute a waiver of such Party’s right to assert all other legal remedies available to him/her/it under the circumstances.

15. Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California without reference to conflicts of law. Further, the appropriate venue for any and all disputes, claims and/or actions in any way connected with and/or arise from this Agreement shall be the Los Angeles County Superior Court.

16. Captions and Section Headings. The various captions and section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of any of the provisions of this Agreement. NileBuilt, Corp Scott Long 4521 Campus Dr., Unit 145 scott.long@nilebuilt.com

15. Entire Agreement. With respect to its subject matter, this Agreement and its attachments constitute the entire understanding of the Parties superseding all prior agreements, understandings, negotiations, and discussions between them whether written or oral, and there are no other understandings, representations, warranties, or commitments with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on 07/12      , and this Agreement is hereby effective as of said date.

Client		Consultant, Digital Niche Agency (DNA)

By:	/s/ Scott Long	By:	/s/ TIM MARTINEZ
Print name:	Scott Long	Print name:	Tim Martinez
Print title:	CEO	Print title:	COO / Partner
An authorized representative of Client		An authorized representative of Consultant

Credit Card Authorization Form For Billing:

Please note there is a 3% Credit Card Processing Fee.

Credit Card Type: Master Card

13,500

Name on Credit Card: Manoj Krishan

Credit Card Number: 54665760044597832

Credit Card Expiration Date: 11/26

CVC/CVV Code located on back of your card: 615

Full Street Address: 5910 Sante Fe Springs

Zip Code: 77041

Cell Phone Number: 2819240618

Email Address: manoj.krishan@nilebuilt.com

Cardholder - Print Name, Sign and Date Below:

Print Name: Manoj Krishan

Signed:	/s/ Scott Long	Dated:	07/13/2023

Exhibit A

DIGITAL NICHE AGENCY

CONSULTING SERVICES ENGAGEMENT AGREEMENT

Payment Authorization Form

I Scott Long, hereby authorize regularly scheduled charges to my bank account as set forth in the Fee Payment Schedule (See Proposal of Services above). I acknowledge, understand, and agree that I will be charged the amount indicated below each billing period. I also acknowledge and understand that a receipt for each payment will be provided to me and the charge will appear on my bank statement. I further agree that no prior-notification will be provided to me unless the date or amount changes, in which case I understand that I will receive notice from Digital Niche Agency at least one to three (1-3) days prior to the payment being collected. Please note that all payments will be processed a day prior for any billing scheduled for the last weekday of the month.

I authorize Digital Niche Agency to charge:

Please fill in the appropriate fields of payment.

ACH Authorization Form

Bank Type:
N/A
N/A

Bank Name:
Other: Please write in box below
N/A

Name on Account:
N/A

Account Number:
N/A

Routing Number:
N/A

Billing Address:
4521 Campus Dr

City:	State:	Zip Code:	Country:
Irvine	California	92612	United States

Cell Phone Number:
9492419003

Email Address:
scott.long@nilebuilt.com

I understand that this authorization will remain in effect until I cancel it in writing, and I agree to notify the merchant (Consultant) in writing of any changes in my bank account information or termination of this authorization at least seven (7) days prior to the next billing date. If the above noted payment dates fall on a weekend or holiday, I understand that the payments may be executed on the next business day. For ACH debits to my checking/savings account, I understand and agree that because these are electronic transactions, these funds may be withdrawn from my account as soon as the above noted periodic transaction dates.

In the event an ACH transaction is rejected for Non-Sufficient Funds (NSF) I understand that the merchant (Consultant) may, at its discretion, attempt to process the charge again within thirty (30) days and agree to an additional forty dollars ($40.00) charge for each attempt returned NSF which will be initiated as a separate transaction from the authorized payment. I acknowledge that the origination of ACH transactions to my account must comply with the provisions of U.S. law. I certify that I am an authorized user of this bank account and will not dispute these scheduled transactions with my bank; so long as the transactions correspond to the terms indicated in this authorization form.

BANK ACCOUNT / CARD HOLDER’S SIGNATURE	/s/ Scott Long

DATE 07 / 13 / 2023

To pause or cancel authorized billing please contact Tim Martinez tmartinez@digitalnicheagency.com | (626) 533-9099

Media Spend Credit Card Authorization Form

Please complete our credit card authorization form for the purposes of your media ad spend.

Cardholder Name:	Manoj Krishan

Credit Card Type:	Master Card

N/A

Credit Card Number:	5466576004597832

Expiration Date:	11/26

CVC/CVV Code:	615

Street Address:	5910 Santa Fe Springs

Zip Code:	77041

I authorize Digital Niche Agency, Inc to charge my credit card provided herein. I agree that I will pay for the media spend budget in accordance with the engagement agreement. Any scaled budgets will have to be authorized by myself prior to continuing charges on this card.

/s/ Scott Long	Scott Long	07/12/2023
Cardholder Signature	Print Name	Date

Thank you for signing our service engagement agreement and for placing your confidence in our organization to meet your digital marketing needs. We look forward to connecting you with our knowledgeable and friendly team.

Signature Certificate

Reference number: 9V4M-ZO2PM-ADEFC-Z8JKS

Signer	Timestamp	Signature

Scott Long
Email: scott.long@nilebuilt.com

Sent:	12 Jul 2023 22:50:27 UTC	/s/ Scott Long
Viewed:	13 Jul 2023 20:47:56 UTC
Signed:	13 Jul 2023 20:53:35 UTC

Recipient Verification:		IP address: 128.200.215.58
✔Email verified	13 Jul 2023 20:47:56 UTC	Location: Irvine, United States

Document completed by all parties on:

13 Jul 2023 20:53:35 UTC

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